Exhibit 5.1

August 1, 2012

Board of Directors

StanCorp Financial Group, Inc.

1100 SW Sixth Avenue

Portland, Oregon 97204

I have acted as counsel for StanCorp Financial Group, Inc. (the “Registrant”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 covering 1,500,000 shares of Common Stock (the “Shares”) of the Registrant issuable in connection with the 1999 Employee Share Purchase Plan of the Registrant (the “Plan”). I have reviewed the corporate actions of the Registrant in connection with this matter and have examined those documents, corporate records, and other instruments deemed necessary for the purposes of this opinion.

Based on the foregoing, it is my opinion that:

1. The Registrant is a corporation duly organized and validly existing under the laws of the State of Oregon; and

2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Registrant, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Holley Y. Franklin
Holley Y. Franklin

Vice President, Corporate Secretary & Associate Counsel